EXHIBIT 16.1

                              LETTER FROM KPMG LLP


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Securities and Exchange Commission
Washington, D.C.  20549

Ladies and Gentlemen:

We were previously principal accountants for Columbus Networks Corporation and, under the date of September 5, 2001, we reported on the financial statements of Columbus Networks Corporation as of and for the years ended June 30, 2001 and 2000. On February 5, 2002, our appointment as principal accountants was terminated. We have read Columbus Networks Corporation's statements included under Item 4 of its Form 8-K dated February 1, 2002, and we agree with such statements.



Yours very truly,

SIGNED "KPMG LLP"


Chartered Accountants
Kelowna, Canada
March 14, 2002

RM/ker
F:07077